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                                                                    EXHIBIT 99-7

                    [PULITZER PUBLISHING COMPANY LETTERHEAD]


For Immediate Release

                PULITZER PUBLISHING COMPANY ANNOUNCES AMENDMENT
                     TO MERGER AGREEMENT WITH HEARST-ARGYLE

     ST. LOUIS, January 18, 1999 - Pulitzer Publishing Company (NYSE:PTZ) today announced that it has agreed to amend its merger agreement with Hearst-Argyle Television, Inc. (NYSE:HTV) to provide for a fixed number of Hearst-Argyle shares to be issued to Pulitzer shareholders. Under the terms of the amended agreement, Hearst-Argyle will issue 37,096,774 shares of its Series A Common Stock at closing.

     In May, Pulitzer Publishing announced that it had reached a definitive agreement to merge its broadcasting business into Hearst-Argyle. The Company also announced its intention to spin off its newspaper publishing and related new media business to its shareholders on a share-for-share basis prior to the closing of the broadcasting sale. The new publicly traded will be called Pulitzer Inc.

     Under the initial terms of the merger agreement, the number of shares of Hearst-Argyle Series A Common Stock to be delivered at the close of the transaction was based on a 15-day weighted average price, subject to a "collar" between $38.50 and $29.75. The action announced today removes the "collar" mechanism and fixes the exchange price at an implied value of $31.00 per share, which is the result of the $1.15 billion purchase price divided by 37,096,774 shares to be issued. The action today also eliminates Pulitzer's right to terminate the merger agreement relative to fluctuations in the price of Hearst-Argyle's Series A Common Stock. The merger agreement continues to provide that Hearst-Argyle will assume $700 million of Pulitzer Publishing debt at the time of closing.

     Commenting on the change to the merger agreement, Michael E. Pulitzer, chairman of Pulitzer Publishing said, "We are pleased that this amendment removes a great deal of uncertainty from the transaction."

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Pulitzer Merger Update

     The merger has received all required regulatory approval, with the exception of final SEC clearance. Pulitzer said it anticipates that its special shareholder meeting to consider the Hearst-Argyle merger transaction will be held in the first quarter of 1999 and that the spin-off and merger will be completed shortly after the meeting.

     Founded in St. Louis in 1878, Pulitzer Publishing Company is engaged in newspaper publishing and television and radio broadcasting. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and The Arizona Daily Star in Tucson, Ariz., and a group of community newspapers, including 12 dailies, which serve smaller markets, primarily in the West and Midwest.

     Broadcasting operations consist of nine network-affiliated television stations: WYFF in Greenville, S.C.; WGAL in Lancaster, Pa; WXII in Winston-Salem, N.C.; KOAT in Albuquerque, N.M.; KETV in Omaha, Neb.; WLKY in Louisville, Ky.; WDSU in New Orleans, La.; WESH in Daytona Beach/Orlando, Fl.; and KCCI in Des Moines, Ia., and five radio stations: KTAR-AM, KMVP-AM and KKLT-FM in Phoenix, Ariz.; WLKY-AM in Louisville, Ky.; and WXII-AM in Winston-Salem, N.C.

     For further information, contact James V. Maloney, director of shareholder relations, Pulitzer Publishing Company, at (314) 340-8402.

Special Note
     The above statements include forward-looking statements which are based on current management expectations. Factors that could cause future results to differ from these expectations include the following: overall advertising expenditures, competition and general economic conditions. Additional factors are described in the Company's reports filed with the Securities and Exchange Commission.